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                              EMPLOYMENT AGREEMENT

      AGREEMENT dated as of September 9, 1999, between VIDEO NETWORK COMMUNICATIONS, INC., a Delaware corporation (the "Company") and CARL MUSCARI, residing in Nashua, New Hampshire (the "Executive").

     WHEREAS, the Executive is willing to perform services for the Company, and the Company desires to retain the services of the Executive;

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the Executive and the Company herein contained, the parties hereto agree as follows:

     1.    Employment.

     The Company agrees to employ the Executive and may assign the Executive to work for it or for any subsidiary or affiliated company and the Executive agrees to perform the duties assigned to him upon the terms and conditions herein provided.

     2.    Position and Responsibilities.

     The Company shall employ the Executive and the Executive agrees to serve as the President and Chief Operating Officer of the Company, subject to conditions herein set forth. The Executive agrees to perform such reasonable and lawful duties and services not inconsistent with his position and shall report to James F. Bunker (while he serves as the Chief Executive Officer of the Company) (hereinafter "James F. Bunker") or the Board of Directors of the Company (the "Board") who shall have the authority to direct and supervise the Executive's business actions

     3. Term of Agreement and Duties.

          (a) Term of Employment. The period of the Executive's employment under this Agreement shall commence on September 9, 1999 and shall continue for period of four (4) years thereafter.

          (b) Duties. During such period of his employment hereunder, except for illness, vacation periods, and reasonable leaves of absence, the Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement. The Executive may serve on the board of directors of, or hold any other offices in, other companies or organizations so long as that service does not conflict with the interests of the Company or materially affect the Executive's performance of his duties pursuant to this Agreement.

     4.    Compensation.

     For all services to be rendered by the Executive in any capacity during the period of his employment under this Agreement, including, without limitation, services as an employee, officer, director, or member of any committee of the Company or of any subsidiary, affiliate or division thereof, the Company will pay or cause to be paid to the Executive and will provide or cause to be provided to the Executive the following:

          (a) Salary. The Executive shall be compensated by the Company for his services in such capacities at the minimum base salary rate of One Hundred Eighty-Eight Thousand Dollars ($188,000) per year, or such higher rate as the Board may in its discretion determine, payable in accordance with the Company's regular payroll policies. The minimum base salary of the Executive shall be adjusted upward

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from time to time in the sole discretion of the Board, in which case such increased amount shall thereafter constitute the Executive's minimum base salary.

          (b)   Incentive Compensation.

                (i) The Executive shall receive, as an initial cash incentive, thirty percent (30%) of the Executive's minimum base salary if the Company demonstrates profitability for two consecutive quarters. This initial cash incentive shall be paid no later than ten (10) days after the Company files with the Securities and Exchange Commission its Quarterly Report on Form 10-QSB or Annual Report on Form 10-KSB (or any successor or comparable form on which such reports are then filed) covering the second relevant quarter. Profitability for this purpose shall mean the Company's operating profit (income before payment of interest, taxes and dividends) as reported on the Company's Quarterly Reports on Form 10-QSB or Annual Reports on Form 10-KSB.

               (ii) If the Company demonstrates profitability for two consecutive quarters as provided in Section 4(b)(i) above, within one hundred and thirty-five days(135) days after the end of the second relevant quarter, the Board shall reach an agreement with the Executive on future annual cash incentive plans which plans shall offer the Executive equal or greater incentive compensation than the initial cash incentive set forth above in Section 4(b)(i).

          (c) Vacations. The Executive shall annually be entitled to three (3) weeks of vacation, effective upon the commencement of his employment hereunder. The Executive may carryover unused vacation time in accordance with the Company's policies applicable to executive officers as in effect from time to time.

     5.   Expenses.

     The Company shall reimburse the Executive for all reasonable expenses, including travel, and other disbursements incurred by him for, or on behalf of the Company (or its subsidiaries or affiliates), in the performance of his duties hereunder consistent with the current reimbursement policies of the Company. The Company shall also reimburse the Executive for his long term disability insurance premiums for the maximum coverage reasonably available during such times that the Company does not have a long term disability insurance plan for its employees. The Company shall reimburse the Executive for his legal expenses, up to $1,000, for initial preparation of various employment agreements.

     6.   Participation in Benefit and Incentive Plans.

     The Executive shall participate with full eligibility, upon his date of hire, in all Company retirement, pension, group life, health, disability, or accident insurance, stock option, stock purchase, restricted stock, bonus or any other employee benefit or incentive plans generally available to the executives and employees of the Company (or any subsidiary or affiliate), whether now in force or hereafter adopted, in accordance with their terms. With respect to disability insurance, the Company will provide for $100,000 of disability coverage.

     7.   Termination of Employment.

          (a) Discharge for Cause. Notwithstanding any of the foregoing provisions of this Agreement, the Executive may, at any time during the term of this Agreement, be discharged by the Board
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for Cause. For the purposes of this Agreement, Cause shall mean: (i) conviction of a felony or crime involving an act of moral turpitude, dishonesty, or misfeasance that substantially interferes with the orderly business of the Company or any of its subsidiaries; or (ii) conduct that substantially interferes with or damages the business, standing or reputation of the Company or any of its subsidiaries; or (iii) the repeated failure of Executive to follow the directives of the Board of Directors or the CEO; or (iv) negligence or malfeasance by the Executive in the performance of his duties; or (v) material breach by the Executive of this Agreement; or (vi) a determination by the Board that Executive has engaged in illegal conduct, after written notice to Executive and an opportunity for Executive to be heard by the Board.

Termination by the Company. If the Company terminates the Executive for any reason other than Cause, death, Disability, retirement or at the end of the applicable term of this Agreement:

               (i) The Company shall pay to the Executive, as severance pay, on the Date of Termination (as hereinafter defined), an amount equal to the Executive's annual minimum base salary effective at the date of the Notice of Termination, payable in accordance with the Company's normal payroll practices over the severance period; plus, any bonuses which the Executive earned and, if applicable, the Company shall pro rate any bonuses through the Date of Termination which the Executive would have been paid had he remained an employee of the Company.

               (ii) The Executive shall continue to receive medical, benefits paid by the Company, through the one year period following the Date of Termination.

               (iii) The Executive shall be entitled to six (6) months from the Date of Termination in which to exercise any or all of his vested stock options.

      The foregoing shall be in addition to payment of the Executive's full base salary through the Date of Termination at the rate effective at the time the Notice of Termination was given, as well as to all of the employee benefits the Executive shall receive in accordance with this Agreement through the Date of Termination.

      The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7(b) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7(b) be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

      However, if the Executive does accept alternative employment during the period that any payment or benefit is provided by the Company pursuant to this
Section 7(b), and Executive's new employer provides the Executive with medical insurance, then the Company shall not be obligated to continue to provide such benefits after the date on which the new employer provides them.

          (b) Executive Disability. If at any time while employed hereunder the Executive, because of accident, disability, or physical or mental illness, becomes incapable of performing the essential functions of the job with or without reasonable accommodation, the Company shall have the right to terminate the Executive's employment only upon sixty (60) days' written notice to the Executive. "Disability" for purposes of this Agreement shall have the same meaning as provided under any long-term disability policy of the


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Company that covers the Executive, or if none, as defined in the Executive's long-term disability insurance policy, a copy of which shall be provided to the Company.

          (c) Change in Control and/or Change in Reporting. Video Network Communications, Inc. expects that during the Executive's tenure as President and Chief Operating Officer of the Company, the Executive will contribute to the growth and success of the Company in significant ways, and that the Executive will develop an intimate knowledge of the business and affairs of the Company and its policies, methods, personnel, and problems. The Company also expects that such contributions and knowledge will be of significant benefit to the future growth and success of the Company.

      The Board of Directors of the Company recognizes that a change in control of the Company or a change in reporting relationships within the Company may occur and that the threat of such changes may result in the departure of key management personnel to the detriment of the Company and its stockholders. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued dedication of key members of the Company's management, including the Executive, to their assigned duties in the face of the potentially disturbing circumstances arising from the possibility of such changes.

      To induce the Executive to remain in the employ of the Company and to continue to perform the Executive's duties as an officer of the Company in a manner that is, in the Executive's judgment, in the best interests of the Company, the Company hereby agrees to provide the Executive with certain severance benefits in the event that the Executive's employment with the Company is terminated subsequent to a Change in Control (as defined in Section 7(d)(i) hereof), or a Change in Reporting Relationships (as defined in Section 7(d)(ii) hereof) under the circumstances described below.

               (i) Change in Control Defined. Except as provided in Section 7(d)(ii), no benefits shall be payable hereunder unless there shall have been a Change in Control as set forth below, and the Executive's employment by the Company shall thereafter have been terminated in accordance with Section 7(d)
(iii) below. For purposes of this Agreement, a "Change in Control" shall occur if: (1) greater than 50% of the total voting power of the capital stock or membership interests of the surviving entity in any merger, consolidation, or reorganization to which the Company is a party changes hands during that transaction; (2) the Company issues shares of its capital stock such that after the issuance or series of issuances a Person holds greater than 50% of the total voting power of the capital stock of the Company; (iii) greater than 50% of the total voting power of the capital stock of the Company is acquired by a Person in any transaction or series of transactions; or (iv) all or substantially all of the assets of the Company are sold to another entity and less than 50% of the total voting power of the capital stock or membership interests of the other entity is held by Persons who were the holders of Company common stock prior to the sale. "Person" shall include an individual, entity or a group of individuals or entities.

               (ii) Change in Reporting Relationship Defined. Except as provided in Section 7(d)(i), no benefits shall be payable hereunder unless there shall have been a Change in Reporting Relationship as set forth below, and the Executive's employment by the Company shall thereafter have been terminated in accordance with Section 7(d)(iii) below. For purposes of this Agreement, a "Change in Reporting Relationship" shall occur if the Executive is required to report to or to seek authorization or approval for his actions on behalf of the Company from any other officer, individual director or employee of the Company other than James F. Bunker or the Board.


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               (iii) Termination Following Change in Control or Change in
Reporting Relationship. The Executive shall be entitled to the benefits provided for in Section 7(d)(iv) hereof if the Executive's employment as an officer of the Company terminates within six months after a Change in Control or Change in Reporting Relationship for any reason, voluntary or involuntary, including the Executive's resignation, other than death, retirement, disability or termination by the Company for Cause (as hereinbefore defined) or at the end of the applicable term of this Agreement.

               (iv) Compensation Upon Termination Following Change in Control or Change in Reporting Relationship. Upon termination of Executive within six months following a Change in Control or Change in Reporting Relationship as described in Sections 7(d)(i), (ii) and (iii):

                    (1) The Company shall pay to the Executive, as severance pay, within ten (10) business days of termination, a lump sum amount equal to the Executive's then effective annual minimum base salary; plus, all reasonable legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided for by this Agreement).

                    (2) The Company shall pay to the Executive, within ten (10) business days of termination, any bonuses which the Executive earned and, if applicable, the Company shall pro rate any bonuses through the Date of Termination which the Executive would have been paid had he remained an employee of the Company.

                    (3) The Executive shall continue to receive medical, dental, long term disability and life insurance benefits paid by the Company, through the one year period following the Executive's termination.

                    (4) The Executive shall be entitled to six (6) months from the termination in which to exercise any or all of his vested stock options.

      The foregoing shall be in addition to payment of the Executive's full base salary through the Date of Termination at the rate effective at the time of termination, as well as to all of the employee benefits the Executive shall receive in accordance with this Agreement through the Date of Termination.

      The Executive shall not be required to mitigate the amount of any payment provided for in this Section 7(b) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 7(b) be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise. However, if the Executive does accept alternative employment during the period that any payment or benefit is provided by the Company pursuant to this Section 7(b), and Executive's new employer provides the Executive with medical insurance, then the Company shall not be obligated to continue to provide such benefits after the date on which the new employer provides them.

          (d) Notice of Termination. Any termination by the Company for Cause (as such term is defined in Section 7(a)), pursuant to Section 7(b), or Disability (as such term is defined in Section 7(c)), shall be communicated by Notice of Termination to the Executive given in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" means a written notice that,


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               (i) indicates the specific termination provision in this
Agreement relied upon,

               (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and

               (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

          (e)  Date of Termination. "Date of Termination" means

               (i) if the Executive's employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be,

               (ii) if the Executive's employment is terminated by the Company pursuant to Section 7(b), the Date of Termination shall be specified in the Notice of Termination, and

               (iii) if the Executive's employment is terminated by reason of death or Disability pursuant to Section 7(c), the Date of Termination shall be the date of death of the Executive or the date the Executive is determined to have a Disability in accordance with this Agreement, as the case may be.

     8.   Indemnification.

          (a) The Company hereby agrees to indemnify the Executive for expenses (including legal fees and related expenses), costs, losses, damages and other liabilities incurred in connection with or arising out of any threatened, pending, or completed proceeding, by reason of the fact that the Executive is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, trustee, employee or agent of another entity or by reason of any action alleged to have been taken or not taken by the Executive while acting in any such capacity during the term of this Agreement, except to the extent that such expenses, costs or liabilities are shown to have arisen out of or been the result of the Executive's gross negligence or willful misconduct or as otherwise may be prohibited by applicable law. The right to indemnification conferred herein shall include the right to be paid by the Company the expenses incurred, from time to time, in connection with the proceeding in advance of the final disposition thereof promptly after receipt by the Company of requests therefor stating the expenses incurred; provided, however, the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon receipt of an undertaking by or on behalf of the Executive to repay such amounts if it shall ultimately be determined that the Executive is not entitled to indemnification.

          (b) If a claim for indemnification is not paid in full by the Company within forty-five (45) days after a written claim has been received by the Company, the Executive may, at any time thereafter, bring suit against the Company to recover the unpaid amount of the claim. The Executive shall also be entitled to the expenses, including without limitation legal fees and related expenses of prosecuting such claim to the extent the Executive is successful in establishing his right to indemnification.

          (c) The right to indemnification shall not be exclusive of any other rights to which the Executive seeking indemnification may be entitled, both as to action in his official capacity and as to action in any other capacity while holding that office. Subject to applicable law, to the extent that any rights to


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indemnification of the Executive under any bylaw, agreement, vote of shareholders, directors or otherwise, are more favorable to the Executive, the more favorable rights shall control.

          (d) The right to indemnification shall continue as to the Executive who has ceased to be an employee or to serve in any other of the capacities described herein, and shall inure to the benefit of the heirs, personal representatives, and administrators of such Executive. Notwithstanding any amendment or repeal of, or the adoption of any provision inconsistent with, this
Section 8, if the Executive serves at the request of the Company as a director, officer, employee, trustee, or agent of another entity, the Executive shall be entitled to indemnification in accordance with the provisions hereof with respect to any action taken or omitted prior to such amendment or repeal or adoption of such inconsistent provision, except to the extent such amendment, repeal, or inconsistent provision provides broader rights to indemnification than the Company was permitted to provide prior thereto or to the extent otherwise prescribed by law.

          (e) Notwithstanding anything herein to the contrary, the Company shall not be obligated to indemnify the Executive to the extent prohibited by applicable law. In the event that any successor law thereto is amended with respect to the permissive limits of indemnification of the Executive, this
Section 8 shall be deemed to provide the fullest indemnification permitted under such amended law.

     9.   Successors; Binding Agreement.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive's employment terminated in accordance with Section 7(b) hereof, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

     10.  Entire Agreement.

     This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

     11.  Arbitration.


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     Any dispute or controversy between the parties relating to this Agreement shall be settled by binding arbitration pursuant to the governing rules of the American Arbitration Association and shall be subject to the provisions of NH RSA Chapter 542. Judgment upon the award may be entered in any court of competent jurisdiction.

     12.   Assignability.

     This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to any subsidiary or affiliate) or by the Executive.

     13.   Amendment; Waiver.

     This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

     14.   Notices.

     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:

                  Carl Muscari
                  24 Newcastle Drive, Apt. 12
                  Nashua, NH 03060

     If to the Company:

                  Video Network Communications, Inc.
                  Chairman
                  50 International Drive
                  Portsmouth, NH 03801-2844

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

     15.   Validity.


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     The invalidity or unenforceability of any provision or provisions of this
Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect, nor shall the invalidity or unenforceability of a portion of any provision of this Agreement affect the validity or enforceability of the balance of such provision. If any provision of this Agreement, or portion thereof is so broad, in scope or duration, as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

     16.   Beneficiary.

     The Executive hereby designates as his beneficiary under this Agreement
The Carl Muscari Revocable Trust, provided that the Executive may change his beneficiary, or provide for alternate beneficiaries, at any time by notifying the Company in writing of such change, and no consent shall be required from the beneficiary or from the Company.

     17.   Applicable Law.

     This Agreement shall be governed by and construed in accordance with the substantive internal law and not the conflict of law provisions of the State of New Hampshire.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first mentioned above.

                              VIDEO NETWORK COMMUNICATIONS, INC.

                              By:
                                    ---------------------------------
                                    Robert Emery, Vice President
                                    Administration & Finance and Secretary

                              EXECUTIVE:

                              By:
                                    ---------------------------------
                                    Carl Muscari